Exhibit 99.3

IMPORTANT - PLEASE SIGN AND RETURN IMMEDIATELY

PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING

Proxy Solicited by Eco Telecom Limited

Re: Annual General Shareholders Meeting of Shareholders of

Open Joint Stock Company “Vimpel-Communications”

to be held on June 23, 2006

P R O X Y

The undersigned, an Owner of record as of the close of business of the registrar of Open Joint Stock Company “Vimpel-Communications” (the “Company”) at 6:00 pm Moscow time or 10:00 am New York time on May 5, 2006, of Level III American Depositary Receipts (each representing one quarter (1/4) of one common share in registered form, nominal value 0.005 rubles per share) of the Company, issued under the Deposit Agreement, dated as of November 20, 1996, among the Company, The Bank of New York, as Depositary (the “Depositary”), and the Owners of the American Depositary Receipts issued thereunder, hereby appoints Kenneth C. Ward and Christopher M. Hayden, and each of them, its proxies, with full power of substitution, and directs the proxies to cumulate the undersigned’s votes with respect to election as directors of the Company those nominees listed below where no vote is specified, or where the box FOR all nominees is marked, in order to elect the maximum number of such nominees as believed possible under the then prevailing circumstances, and to convey such cumulative voting instructions to the Depositary in order to be voted at the Annual General Meeting of Shareholders of the Company to be held on June 23, 2006 or at any adjournments, postponements or reschedulings thereof. If the undersigned withholds authority to vote for one or more nominees, all such votes shall be cumulated for the other nominees at the discretion of the proxies, and such instructions shall be conveyed to the Depositary, as provided above. The proxies are also directed to instruct the Depositary to vote as directed herein with respect to the other matters to come before the meeting.

This proxy revokes all prior proxies and all prior instructions to The Bank of New York, as Depository, given by the undersigned.

(Continued on the reverse side)
SEE REVERSE SIDE		SEE REVERSE SIDE

PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING

☒	Please mark your votes as indicated in this example.

				FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Approval of the 2005 VimpelCom Annual Report			☐	☐	☐	5.	Election of the Audit Commission	☐	☐	☐

2.	Approval of VimpelCom’s accounting statements, including Profit and Loss Statement for 2005 (prepared in accordance with Russian statutory accounting principles)			☐	☐	☐	6.	Approval of external auditors	☐	☐	☐

3.	Allocation of profits and losses resulting from 2005 operations, including non-payment of dividends to holders of common registered shares and payment of dividends to holders of preferred registered shares of type A			☐	☐	☐	7.	Approval of compensation to the members of the Board of Directors	☐	☐	☐
		FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for ALL nominees listed below

4.	Election of the Board of Directors:	☐	☐				8.	Approval of compensation to the members of the Audit Commission	☐	☐	☐
	Michael Leibov, Leonid R. Novoselsky, David J. Haines, Mikhail M. Fridman, Alexei M. Reznikovich, Oleg A. Malis
	Instruction: To withhold authority to vote for one or more, but not all, of the nominees, write the name(s) of such nominee(s) in the space below:

	__________________________________________________________________________

Date , 2006

(Signature of Shareholder)

(Name of Shareholder)

PLEASE NOTE THAT THE DEPOSITARY’S DEADLINE FOR RECEIPT OF VOTING INSTRUCTIONS IS 10:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 19, 2006. PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.